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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

| | Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

(Print or Type Responses)
________________________________________________________________________________
1.   Name and Address of Reporting Person*

Evans,                              Robert                  S.
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

100 First Stamford Place
--------------------------------------------------------------------------------
                                    (Street)

Stamford,                             CT                 06902
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)

________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

     Fansteel Inc. (FNL)
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an entity (voluntary)


________________________________________________________________________________
4.   Statement for Month/Day/Year

     12/05/02
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Day/Year)

________________________________________________________________________________
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     |X|  Director                             |X|  10% Owner
     |_|  Officer (give title below)           |_|  Other (specify title below)

     ____________________________________________________________________
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check Applicable Line)

     |X|  Form filed by One Reporting Person
     |_|  Form filed by More than One Reporting Person
________________________________________________________________________________

                                                                          (over)

================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                5.
                                                                                                Amount of       6.
                                                                 4.                             Securities      Owner-
                                                                 Securities Acquired (A) or     Beneficially    ship
                                       2A.          3.           Disposed of (D)                Owned           Form:     7.
                            2.         Deemed       Transaction  (Instr. 3, 4 and 5)            Following       Direct    Nature of
                            Trans-     Execution    Code         ------------------------------ Reported Tran-  (D) or    Indirect
1.                          action     Date, if     (Instr. 8)                   (A)            sactions(s)     Indirect  Beneficial
Title of Security           Date       any          ------------                 or             (Instr. 3       (I)       Ownership
(Instr. 3)                  (mm/dd/yy) (mm/dd/yy)    Code     V      Amount      (D)   Price     and 4)         (Instr.4) (Instr.4)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Common Stock                 12/05/02                S              1,296,129     D    $1.00(1)      54,133        D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                 12/10/02                S                 54,133     D    $0.012           0          --
------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*     If the form is filed by more than one reporting person, see Instruction
      4(b)(v).

Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid
OMB control number


                                                                          (Over)
                                                                 SEC 1474 (9-02)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
             2.                                                                                           Deriv-    of
             Conver-                            5.                              7.                        ative     Deriv-   11.
             sion                               Number of                       Title and Amount          Secur-    ative    Nature
             or                                 Derivative    6.                of Underlying     8.      ities     Secur-   of
             Exer-            3A.      4.       Securities    Date              Securities        Price   Bene-     ity      In-
             cise             Deemed   Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of      ficially  Direct   direct
             Price   3.       Execut-  action   or Disposed   Expiration Date   ----------------  Deriv-  Owned     (D) or   Bene-
1.           of      Trans-   ion      Code     of(D)         (Month/Day/Year)            Amount  ative   Following In-      ficial
Title of     Deriv-  action   Date if  (Instr.  (Instr. 3,    ----------------            or      Secur-  Reported  direct   Owner-
Derivative   ative   Date     any      8)       4 and 5)      Date     Expira-            Number  ity     Tran-     (I)      ship
Security     Secur-  (mm/dd/  (mm/dd/  ------   ------------  Exer-    tion               of      (Instr. saction(s)(Instr.  (Instr.
(Instr. 3)   ity     yy)      yy)      Code V    (A)   (D)    cisable  Date     Title     Shares  5)      (Instr. 4) 4)       4)
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Explanation of Responses:

1    Price reported is the aggregate price.




     /s/ Robert S. Evans                                       03/07/03
-------------------------------------                  ----------------------
         Robert S. Evans                                        Date



** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

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